Exhibit 10.9

SilverBox Securities LLC 511 River Street E, Box 2420, Ketchum ID 83340

August 14, 2025

SilverBox Corp V

8701 Bee Cave Road

East Building, Suite 310

Austin, TX 78746

Attention:  Steve Kadenacy, Chief Executive Officer

Re:	Engagement of Services

Dear Mr. Kadenacy:

This letter agreement (the “Agreement”) will confirm the basis upon which SilverBox Corp V  (“Client”), a Cayman corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (as contemplated in the Client’s organizational documents, hereinafter referred as the “Business Combination”), has engaged SilverBox Securities LLC (“SilverBox Securities”) to provide financial consulting services in connection with the transaction described in paragraph 1 below (the “Engagement”).  Such services shall include, but are not limited to:  RFP and investment banker bakeoff preparation, advice and planning, underwriter selection process and recommendations, deal structuring, fee and economics recommendations, execution strategy recommendations, review of investor targeting recommendations, and review of share allocations.

Notwithstanding anything herein to the contrary, SilverBox Securities shall not be deemed to be an underwriter for the Securities (defined below) or any other securities of the Client for any purpose. In no event shall SilverBox Securities or any of its affiliates participate in the solicitation or distribution of the Transaction.

1.Fee. As compensation for services provided under the Engagement, Client shall pay SilverBox Securities a transaction fee (the “Transaction Fee”) equal to (i) $25,000 which will be paid to SilverBox Securities upon the successful completion of the initial public offering (the “Transaction”) of the securities of the Client (the “Securities”) and (ii) 0.6% of the amount of any gross proceeds raised in the Transaction, including any proceeds raised in connection with the exercise of the underwriter’s option to purchase additional units in the Transaction, which amount shall be subject to pro-rata reduction based on the number of Class A ordinary shares redeemed by the Client’s public shareholders, which will be paid to SilverBox Securities upon the closing of the Business Combination.  If Client or SilverBox Securities terminates this Agreement pursuant to paragraph 2 below prior to the pricing of the securities sold in the Transaction, Client shall not be responsible for payment of the Transaction Fee.  Client will use its reasonable best efforts to (a) cause payment to SilverBox Securities of the Transaction Fee as an expense to be reimbursed by the underwriters of the Transaction against the fees earned by such underwriters for the Transaction, and (b) enter into a written agreement with Client requiring such underwriters to reimburse Client for the Transaction Fee.  The fees described in this paragraph 1 are compensation for the Engagement, which consists of work directly related to the Transaction.

2.Term of Engagement. This Agreement shall remain in force for a period of six (6) months from the date hereof (the “Term”). The Term may be extended upon mutual agreement of the parties hereto.    Notwithstanding the foregoing, this Agreement may be terminated at any time by either SilverBox Securities or Client.  Notwithstanding the foregoing, in the event that this Agreement is terminated by Client (other than due to bad faith, willful misconduct or gross negligence of SilverBox Securities) and Client consummates the Transaction at any time within six (6) months following the early termination of this Agreement, SilverBox Securities shall be entitled to the Transaction Fee set forth in paragraph 1 above, subject to the terms of Paragraph 1 above, and that in no event shall a Transaction Fee be paid more than once. Expiration or termination of this Agreement shall not affect SilverBox Securities’ right to indemnification or contribution in accordance with the terms of this Agreement.  Without limiting the foregoing, notwithstanding the expiration or termination of this

SilverBox Corp V

August 14, 2025

Agreement, the provisions of paragraphs 3, 4, 5 and 7 of this Agreement shall survive and remain operative in accordance with their respective terms.

3.Expenses. In addition to any fees that may be payable to SilverBox Securities hereunder and regardless of whether the Transaction is completed, Client hereby agrees to reimburse SilverBox Securities for all of SilverBox Securities’ actual, reasonable and documented out-of-pocket expenses incurred in connection with the Engagement, including, without limitation, travel, lodging, and due diligence expenses and the actual, reasonable and documented fees and disbursements of legal counsel; provided that such expenses shall not exceed $25,000 in the aggregate without the prior written approval of Client.

4.Scope of Liability. Neither SilverBox Securities nor any of its control persons, members, managers, officers, employees, agents or affiliates shall be liable to Client or to any other person claiming through Client for any error of judgment or for any claim, loss or expense suffered by Client or any such other person in connection with the matters to which the Engagement relates except to the extent a claim, loss or expense arises out of or is based upon any action or failure to act by SilverBox Securities or any of its control persons, members, managers, officers, employees, agents or affiliates that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of SilverBox Securities or any such other person, other than an action or failure to act undertaken at the request or with the consent of Client,

5.Indemnity and Contribution. Recognizing that transactions of the type contemplated by the Engagement sometimes result in litigation and that SilverBox Securities’ role is limited to acting in the capacities described herein, Client agrees to indemnify SilverBox Securities and its control persons, members, managers, officers, employees, agents, contractors and affiliates (each, including SilverBox Securities, an “Indemnified Person”) to the full extent lawful against any and all claims, losses and expenses as incurred (including all actual, reasonable and documented fees and disbursements of one counsel for such Indemnified Person and all actual, reasonable and documented travel and other out-of-pocket expenses incurred by such Indemnified Person in connection with investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising out of any actual or proposed Transaction or the Engagement; provided; however, there shall be excluded from such indemnification (i) any such claim, loss or expense to the extent arising from any action or failure to act by any Indemnified Person that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of any Indemnified Person, other than an action or failure to act undertaken at the request or with the consent of Client, or (ii) relates to an action, suit or proceeding brought by Client against SilverBox Securities (or its control persons, members, managers, officers, employees, agents, contractors and affiliates) not relating to third-party claims.  Client shall be promptly notified in writing by SilverBox Securities if any action, suit or investigation (an “Action”) is commenced against SilverBox Securities or, so long as SilverBox Securities has actual knowledge of such Action, any other Indemnified Person, promptly after SilverBox Securities or any other Indemnified Person shall have been served with a summons or other first legal process, but failure so to notify Client shall not relieve Client from any liability that it may have hereunder, except to the extent that such failure so to notify Client materially prejudices Client’s rights.  Client may assume, at its own expense, the defense of any Action exercisable upon written notice to SilverBox Securities and any such Indemnified Person(s), if applicable, within 15 days of notice by SilverBox Securities or such Indemnified Person provided pursuant to the preceding sentence, and such defense shall be conducted by counsel chosen by Client and reasonably satisfactory to SilverBox Securities and such Indemnified Person(s), if applicable.  In the event that the foregoing indemnity is unavailable or insufficient to hold such Indemnified Person(s) harmless, then Client shall contribute to amounts paid or payable by such Indemnified Person(s) in respect of such claims, losses and expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, Client and such Indemnified Person(s) in connection with the matters as to which such claims, losses and expenses relate and other equitable considerations.

No Client Indemnified Person will settle any litigation relating to the Engagement unless SilverBox Securities and each other Indemnified Person has given its prior written consent or such settlement includes an express release of SilverBox Securities and each other Indemnified Person with respect to all claims asserted against

SilverBox Corp V

August 14, 2025

any Indemnified Person in such litigation .  No Indemnified Person seeking indemnification, reimbursement or contribution hereunder will, without Client’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder.

SilverBox Securities agrees to indemnify Client and its control persons, members, managers, officers, employees, agents, contractors and affiliates (each, including Client, a “Client Indemnified Person”) to the full extent lawful against any and all claims, losses and expenses as incurred up to the amount of the Transaction Fee (including all actual, reasonable and documented fees and disbursements of one counsel for such Client Indemnified Person and all actual, reasonable and documented travel and other out-of-pocket expenses incurred by such Indemnified Person in connection with investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising out of any bad faith, willful misconduct or gross negligence of SilverBox Securities; provided; however, there shall be excluded from such indemnification (i) any such claim, loss or expense to the extent arising from any action or failure to act by any Client Indemnified Person that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of any Client Indemnified Person, other than an action or failure to act undertaken at the request or with the consent of SilverBox Securities, or (ii) relates to an action, suit or proceeding brought by Client against SilverBox Securities (or its control persons, members, managers, officers, employees, agents, contractors and affiliates) not relating to third-party claims.  SilverBox Securities shall promptly be notified in writing by Client if any action, suit or investigation (a “Client Action”) is commenced against Client or, so long as Client has actual knowledge of such Client Action, any other Client Indemnified Person, promptly after Client or any other Client Indemnified Person shall have been served with a summons or other first legal process, but failure so to notify SilverBox Securities shall not relieve SilverBox Securities from any liability that it may have hereunder, except to the extent that such failure so to notify SilverBox Securities materially prejudices SilverBox Securities’ rights.  SilverBox Securities may assume, at its own expense, the defense of any Client Action exercisable upon written notice to Client and any such Client Indemnified Person(s), if applicable, within 15 days of notice by Client or such Client Indemnified Person provided pursuant to the preceding sentence, and such defense shall be conducted by counsel chosen by SilverBox Securities and reasonably satisfactory to Client and such Client Indemnified Person(s), if applicable.  In the event that the foregoing indemnity is unavailable or insufficient to hold such Client Indemnified Person(s) harmless, then SilverBox Securities shall contribute to amounts paid or payable by such Client Indemnified Person(s) in respect of such claims, losses and expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, SilverBox Securities and such Client Indemnified Person(s) in connection with the matters as to which such claims, losses and expenses relate and other equitable considerations.

No Indemnified Person will settle any litigation relating to the Engagement unless Client and each other Client Indemnified Person has given its prior written consent or such settlement includes an express release of Client and each other Client Indemnified Person with respect to all claims asserted against any Client Indemnified Person in such litigation.  No Client Indemnified Person seeking indemnification, reimbursement or contribution hereunder will, without SilverBox Securities’ prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder.

6.Information Provided to SilverBox Securities. Client recognizes and confirms that SilverBox Securities (a) will use and rely primarily on the information furnished by Client and on information available from generally recognized public sources in performing the services contemplated hereby without having independently verified any of the same, (b) does not assume responsibility for the accuracy or completeness of the information furnished by Client and such other information and shall not be liable for any claims or losses resulting from any inaccuracy or lack of completeness of such information, and (c) will not make any appraisal of any of the assets or liabilities of Client.

7.Confidentiality. In the event of the consummation or public disclosure of the Transaction, to the extent SilverBox Securities received the Transaction Fee, SilverBox Securities shall have the right, at its sole expense, to disclose its participation in the Transaction, including without limitation the placement of

SilverBox Corp V

August 14, 2025

announcements in financial and other newspapers and periodicals describing its services in connection with the Engagement, in a manner approved by Client.

Except as required by law or regulation, or pursuant to order of a court of competent jurisdiction, no analysis, information or advice, whether communicated in written, electronic, oral or other form, provided by SilverBox Securities or its affiliates in connection with the Engagement shall be disclosed by Client, in whole or in part, to any third party or circulated or referred to publicly, or used for any purpose other than in connection with the Engagement, without the prior written consent of SilverBox Securities.  Except as required by law or regulation, or pursuant to order of a court of competent jurisdiction, neither party may disclose to any third party the existence or terms of this Agreement without the prior written consent of the other party.  Notwithstanding anything herein to the contrary, the fact of SilverBox Securities’ Engagement and the advice of SilverBox Securities may be disclosed by Client to its affiliates and its directors, officers, accountants, financial and legal advisors and employees (the “Client Representatives”) to the extent required in connection with the Engagement.  Client shall make each of its Client Representatives aware of this Section 7.  Client shall be responsible for any damages to SilverBox Securities to the extent caused by breaches of this Section 7 by any of its Client Representatives.

Each party hereto acknowledges and agrees that irreparable damage may occur to the other and their respective affiliates in the event any of the provisions of this Section 7 were not performed in accordance with their specific terms or were otherwise breached and monetary damages may not be a sufficient remedy for any such non-performance or breach.  Accordingly, each party shall be entitled to seek specific performance of the terms of this Section 7, including, without limitation, an injunction or injunctions to prevent breaches of the provisions of this Section 7 and to seek to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in New Castle County, Delaware or the Federal District Court for the District of Delaware in addition to any other remedy to which such party may be entitled at law or in equity.

8.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof that would require the application of the laws of any other jurisdiction. Any action, claim, suit or other legal proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in New York County, State of New York (or any appellate courts therefrom). The parties expressly waive any objection based on personal jurisdiction, venue or forum non conveniens.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.Miscellaneous.

(a)The parties acknowledge and agree that, notwithstanding any existing or future relationship among them or their respective directors, officers, managers, partners, security holders or affiliates, SilverBox Securities is being engaged hereunder as an independent contractor on an arms’ length basis to provide the services described above solely to Client, and that SilverBox Securities is not acting as a fiduciary of Client, the security holders or creditors of Client or any other persons in connection with the Engagement.

(b)In no event shall SilverBox Securities be obligated to purchase any securities of Client for its own account or for the account of its customers. SilverBox Securities shall have no liability for any disclosures or other information or representations provided by Client to investors or to any other person.

(c)Notwithstanding anything herein to the contrary, in performing its services pursuant to this Agreement, SilverBox Securities is not assuming any responsibility for Client’s decision to pursue (or not to purse) any business strategy or to effect (or not to effect) any offering of securities or other transaction. Client acknowledges that SilverBox Securities is not providing any advice on tax, legal, or accounting matters and that

SilverBox Corp V

August 14, 2025

Client will seek the advice of its own professional advisors with respect to such matters and make an independent decision regarding any transaction contemplated herein based on such advice.

(d)Client understands and acknowledges that SilverBox Securities and its affiliates (collectively, the “SilverBox Group”), engage in providing a wide variety of financial consulting services and other investment banking products and services to a wide range of institutions and individuals.  In recognition of the foregoing, Client agrees that the SilverBox Group is not required to restrict its activities as a result of this Engagement, and that the SilverBox Group may undertake any business activity without further consultation with or notification to Client.

In the ordinary course of business, the SilverBox Group and certain of its employees, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, a party that may be involved in the matters contemplated by this Agreement.  With respect to any such securities, financial instruments and/or investments, all rights in respect of such securities, financial instruments and investments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the SilverBox Group may currently, and may in the future, have relationships with parties other than Client, including parties that may have interests with respect to Client, the Transaction or other parties involved in the Transaction, from which conflicting interests or duties may arise.  Although the SilverBox Group in the course of such other activities and relationships may acquire information about Client, the Transaction or such other parties, the SilverBox Group shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that the SilverBox Group is in possession of such information, to Client or to use such information on Client’s behalf.

(e)This Agreement incorporates the entire agreement, and supersedes all prior agreements, arrangements or understandings (whether oral or written), between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto.

(f)This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document.

(g)The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. As used in this Agreement, the term: (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise).

SilverBox Corp V

August 14, 2025

We are delighted to accept this engagement and look forward to working with you on this important assignment. Please confirm that the foregoing is in accordance with your understanding by signing in the space provided below and returning to us a duplicate of this Agreement.

Yours sincerely,
SilverBox Securities LLC

By:	/s/ Joseph Reece
Name:	Joseph Reece
Title:	Managing Member

Accepted and agreed to as of the date first written above:

SilverBox Corp V

By:	/s/ Stephen Kadenacy
Name:	Stephen Kadenacy
Title:	Chief Executive Officer